EXHIBIT 5.1


                [LETTERHEAD OF NORTHROP GRUMMAN CORPORATION]



November 8, 2000


Northrop Grumman Corporation
1840 Century Park East
Los Angeles, California 90067

Ladies and Gentlemen:

I am a member of the bars of the States of New York and California. I am also Corporate Vice President and Secretary of Northrop Grumman Corporation, a Delaware corporation (the "Company"). I am familiar with Post-Effective Amendment No. 2 to the Form S-4 on Form S-3 Registration Statement (the "Registration Statement") (the "Post-Effective Amendment") being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the Company's registration of shares of common stock, par value $1.00 per share (the "Common Stock"), to be issued in exchange for common stock, par value $.02 per share ("Comptek Shares"), of Comptek Research, Inc., a New York corporation ("Comptek").

I have examined the Company's certificate of incorporation and bylaws and originals or copies certified or otherwise identified to my satisfaction of such other documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

Based on the foregoing, I am of the opinion that the Common Stock will, when issued in exchange for Comptek Shares as contemplated by the prospectus (the "Prospectus") forming part of the Post-Effective Amendment, be duly authorized, validly issued, fully paid and non-assessable.

I hereby consent to the use of my name under the caption "Legal Matters" in the Prospectus and to the inclusion of this opinion as an exhibit to the Post-Effective Amendment.


Very truly yours,


/s/ John H. Mullan

John H. Mullan